Exhibit 23.1

The Board of Directors
TAS Holdings

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-138702 and No. 333-150249 on Form S-8 and registration statements No. 333-161121, No. 333-147537, No. 333-144623, No. 333-143199 and No. 333-134569 on Form S-3 of GSE Systems Inc of our report dated 1 July 2010, with respect to the consolidated balance sheets of TAS Holdings Limited as of 30 September 2008 and 2009, and the related consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements for each of the years in the two year period ended 30 September 2009, which report appears in the Form 8-K/A of GSE Systems Inc to be filed with the SEC on 9 July 2010.

Yours faithfully,

/s/ KPMG LLP
KPMG LLP

Newcastle upon Tyne
England, UK

9 July 2010